Exhibit 4.1

EXECUTION VERSION

QORVO, INC.,

EACH OF THE SUBSIDIARY GUARANTORS NAMED

ON THE SIGNATURE PAGES HERETO

and

MUFG UNION BANK, N.A.,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of June 11, 2020

4.375% Senior Notes due 2029

This SECOND SUPPLEMENTAL INDENTURE, dated as of June 11, 2020 (this “Supplemental Indenture”), is among Qorvo, Inc., a Delaware corporation (the “Company”), the Subsidiary Guarantors listed on Schedule A hereto (the “Subsidiary Guarantors” and, collectively with the Company, the “Qorvo Parties”), and MUFG Union Bank, N.A., as trustee (the “Trustee”) under the Indenture referred to below.

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee have executed and delivered an indenture, dated as of September 30, 2019 (the “Base Indenture” and, together with this Supplemental Indenture and as otherwise amended, modified or supplemented from time to time in accordance therewith, the “Indenture”), providing for the issuance by the Company of an unlimited aggregate principal amount of its 4.375% Senior Notes due 2029 (the “2029 Notes”);

WHEREAS, on September 30, 2019, the Company issued $350,000,000 aggregate principal amount of the 2029 Notes (the “Initial Notes”) pursuant to the Base Indenture;

WHEREAS, Sections 2.02 and 9.01 of the Base Indenture provide that, without notice to or consent of the Holders, the Company may, from time to time and in accordance therewith, create and issue Additional Notes (subject to the Company’s compliance with Article Four of the Indenture), and such Additional Notes shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes;

WHEREAS, on December 20, 2019, the Company issued an additional $200,000,000 aggregate principal amount of the 2029 Notes (the “2019 Additional Senior Notes”) pursuant to the Base Indenture, as supplemented as of such date, which notes constituted Additional Notes pursuant to the Indenture;

WHEREAS, each of the Qorvo Parties desires to execute and deliver this Supplemental Indenture for the purpose of issuing an additional $300,000,000 aggregate principal amount of the 2029 Notes (the “Additional Senior Notes” and, collectively with the Initial Notes and the 2019 Additional Senior Notes, the “Notes”);

WHEREAS, the Additional Senior Notes shall constitute Additional Notes pursuant to the Indenture; and

WHEREAS, pursuant to the satisfaction of the conditions set forth in Section 9.06 of the Base Indenture, the Trustee is authorized and directed to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, in order to establish the terms of the Additional Senior Notes, the Qorvo Parties and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of Additional Senior Notes as follows:

(1)    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Base Indenture.

(2)    Reference to and Effect on Base Indenture. Upon the date hereof, each reference in the Base Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Base Indenture as supplemented by this Supplemental Indenture, unless the context requires otherwise. This Supplemental Indenture shall form a part of the Base Indenture for all purposes.

(3)    Additional Senior Notes. As of the date hereof, the Company will issue, and the Trustee is directed to authenticate and deliver, the Additional Senior Notes in the manner contemplated by the Base Indenture. The Additional Senior Notes shall be consolidated with and form a single class with the Initial Notes and the 2019 Additional Senior Notes and shall have the same terms and conditions in all respects with the Initial Notes and the 2019 Additional Senior Notes, except that the issue date of the Additional Senior Notes shall be June 11, 2020 and the Additional Senior Notes shall be subject to the Registration Rights Agreement, dated June 11, 2020, among the Company, the Subsidiary Guarantors and Citigroup Global Markets Inc., as representative of the several initial purchasers. Each of the Subsidiary Guarantors reaffirms its Guarantee, in each case, as set forth in Article 10 of the Base Indenture with regard to such Additional Senior Notes.

(4)    Form of Additional Senior Notes. The Additional Senior Notes shall initially be evidenced by one or more Global Notes, substantially in the form of Exhibit A hereto.

(5)    No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator, stockholder, member, manager or partner, past, present or future, of the Company or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, the Indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

(6)    Governing Law. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE RELATING TO OR ARISING OUT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

(7)    Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(8)    Headings. The Headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

(9)    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the Notes or for or in respect of the statements or recitals contained herein or in the Notes, all of which statements and recitals are made solely by the Qorvo Parties, and the Trustee shall not be accountable for the Company’s use of the proceeds from the Notes.

(10)    Successors. All agreements of the Company in this Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors. All agreements of each Subsidiary Guarantor in this Supplemental Indenture shall bind such Subsidiary Guarantor’s successors.

(11)    Continued Effect. Except as expressly supplemented and amended by this Supplemental Indenture, the Base Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Base Indenture (as supplemented and amended by this Supplemental Indenture) is in all respects hereby ratified and confirmed. This Supplemental Indenture and all the terms and conditions of this Supplemental Indenture, with respect to the Notes, shall be and be deemed to be part of the terms and conditions of the Base Indenture for any and all purposes.

[Signature pages follow.]

SIGNATURES

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

QORVO, INC.

By:	/s/ Mark J. Murphy
Name:	Mark J. Murphy
Title:	Chief Financial Officer

Amalfi Semiconductor, Inc.
as a Guarantor

By:	/s/ Mark J. Murphy
Name:	Mark J. Murphy
Title:	President

Qorvo California, Inc.
as a Guarantor

By:	/s/ Mark J. Murphy
Name:	Mark J. Murphy
Title:	Chief Financial Officer

Qorvo Oregon Inc.
as a Guarantor

By:	/s/ Mark J. Murphy
Name:	Mark J. Murphy
Title:	Chief Financial Officer

Qorvo US, Inc.
as a Guarantor

By:	/s/ Mark J. Murphy
Name:	Mark J. Murphy
Title:	Vice President

Signature Page to Second Supplemental Indenture

Qorvo Texas, LLC
as a Guarantor
By: Qorvo US, Inc., its member

By:	/s/ Mark J. Murphy
Name:	Mark J. Murphy
Title:	Vice President

RFMD, LLC
as a Guarantor

By:	/s/ Mark J. Murphy
Name:	Mark J. Murphy
Title:	Manager

Signature Page to Second Supplemental Indenture

MUFG UNION BANK, N.A.,
as Trustee

By:	/s/ D. Amedeo Morreale
Name:	D. Amedeo Morreale
Title:	Vice President

Signature Page to Second Supplemental Indenture

SCHEDULE A

No.	Subsidiary Guarantor	Jurisdiction
1.	Amalfi Semiconductor, Inc.	Delaware

2.	Qorvo California, Inc.	California

3.	Qorvo Oregon, Inc.	Oregon

4.	Qorvo US, Inc.	Delaware

5.	Qorvo Texas, LLC	Texas

6.	RFMD, LLC	North Carolina

Sched. A-1

EXHIBIT A

[Face of Note]

[Include Applicable Legends]

Ex. A-1

CUSIP No.

ISIN No.

No.

QORVO, INC.

4.375% SENIOR NOTES DUE 2029

Issue Date:

Qorvo, Inc., a Delaware corporation (the “Company,” which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to CEDE & CO., or its registered assigns, the principal sum of                      ($        ), or such other principal sum as shall be set forth in the Schedule of Exchanges of Interests attached hereto, on October 15, 2029.

Interest Payment Dates: April 15 and October 15, commencing October 15, 2020.

Record Dates: April 1 and October 1.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

[SIGNATURE PAGE FOLLOWS]

Ex. A-1

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

QORVO, INC.

By:
Name:
Title:

Dated:

Ex. A-2

This is one of the Notes referred to in the within-mentioned Indenture.

MUFG UNION BANK, N.A., as Trustee

By:
Name:
Title:

Dated:

Ex. A-3

[Reverse Side of Note]

Qorvo, Inc.

4.375% Senior Notes due 2029

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.    Interest. QORVO, INC., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at 4.375% per annum from April 15, 2020. The Company shall pay interest semiannually in arrears on April 15 and October 15 of each year, commencing October 15, 2020 or, if any such day is not a Business Day, on the next succeeding Business Day. Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from April 15, 2020; provided that if there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding semiannual interest payment date (but after October 15, 2020), interest shall accrue from such next succeeding semiannual interest payment date, except in the case of the original issuance of the Notes, in which case interest shall accrue from the date of authentication. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Company shall pay interest on overdue principal at the rate borne by the Notes plus 1% per annum, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. The interest rate on this Note will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

2.    Method of Payment. The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on April 1 or October 1 immediately preceding the Interest Payment Date even if Notes are canceled after the record date and on or before the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal, premium, if any, and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium and interest) shall be made by wire transfer of immediately available funds to the accounts specified by the Depositary or any successor depositary. The Company will make all payments in respect of a Definitive Note (including principal, premium, if any, and interest), at the office of the Paying Agent, except that, at the option of the Company, payment of interest may be made by mailing a check to the registered address of each Holder thereof. Any payments of principal of and interest on this Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. The amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes.

3.    Paying Agent and Registrar. Initially, MUFG UNION BANK, N.A. (the “Trustee”) will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent or Registrar without notice. The Company or any of its domestically incorporated Restricted Subsidiaries may act as Paying Agent or Registrar.

4.    Indenture. The Company issued the Notes under an Indenture dated as of September 30, 2019 (as amended, restated, modified or supplemented from time to time), among the Company, the Subsidiary Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as amended (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders (as defined in the Indenture) are referred to the Indenture and the TIA for a statement of such terms and provisions.

Ex. A-4

The Notes are senior unsubordinated unsecured obligations of the Company. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, make certain Investments, make Restricted Payments, incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates and make Asset Dispositions. The Indenture also imposes limitations on the ability of the Company and each Subsidiary Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property.

To guarantee the due and punctual payment of the principal, premium, if any, and interest on the Notes and all other amounts payable by the Company under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Subsidiary Guarantors have, jointly and severally, unconditionally guaranteed the Guaranteed Obligations on a senior unsubordinated unsecured basis pursuant to the terms of the Indenture.

5.    Optional Redemption.

(a)    Except as set forth in this Section 5, the Notes may not be redeemed at the option of the Company.

(b)    At any time and from time to time prior to October 15, 2024 the Company may redeem, on one or more occasions, up to a maximum of 35% of the original aggregate principal amount of the Notes, calculated after giving effect to any issuance of Additional Notes, with the Net Cash Proceeds of one or more Qualified Equity Offerings at a redemption price equal to 104.375% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date; provided, however, that after giving effect to any such redemption:

(i)    at least 65% of the original aggregate principal amount of the Notes, calculated after giving effect to any issuance of Additional Notes, remains outstanding immediately after such redemption; and

(ii)    any such redemption by the Company must be completed within 90 days of completion of such Qualified Equity Offering and must be made in accordance with the applicable procedures set forth in the Indenture.

(c)    At any time and from time to time prior to October 15, 2024, the Company may redeem on all or part of the Notes at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest to the date of redemption, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date.

(d)    At any time and from time to time on or after October 15, 2024, the Company may redeem the Notes, in whole or in part, at the following redemption prices, expressed as percentages of principal amount, plus accrued and unpaid interest thereon to the redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period commencing on October 15 of the years set forth below:

Year	Percentage
2024	102.188%
2025	101.458%
2026	100.729%
2027 and thereafter	100.000%

6.    Mandatory Redemption. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Ex. A-5

7.    Notice of Redemption. Notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at his or her registered address. Notes may be redeemed in part in integral multiples of $2,000 or any whole multiple of $1,000 in excess thereof. If notice of redemption has been given, the Notes or portions of Notes specified in such notice shall become due and payable on the date and at the place stated in such notice at the applicable redemption price, together with interest accrued to the date fixed for redemption, and on and after said date (unless the Company shall default in the payment of such Notes at the redemption price, together with interest accrued to said date) interest on the Notes or portions of Notes so called for redemption shall cease to accrue.

Any notice of redemption in connection with any Qualified Equity Offering or other securities offering of any financing, or in connection with a transaction (or series of related transactions) that constitutes a Change of Control, may, at the Company’s discretion, be given prior to the completion thereof and be subject to one or more conditions precedent, including completion of the related Qualified Equity Offering, securities offering, financing or Change of Control.

8.    Repurchase at Option of Holder. Upon a Change of Control Triggering Event, each Holder will have the right, subject to certain conditions specified in the Indenture, to cause the Company to repurchase all or any part of the Notes of such Holder at a purchase price equal to 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date that is on or prior to the date of purchase) as provided in, and subject to the terms of, the Indenture; provided, however, the Company shall not be obligated to purchase the Notes upon a Change of Control Triggering Event in the event that it has optionally redeemed all the Notes. In accordance with Section 4.10 of the Indenture, the Company will be required to offer to purchase Notes upon the occurrence of certain events.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to such Change of Control Offer, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of such redemption.

9.    Denominations, Transfer, Exchange. The Notes are in fully registered form, without coupons, in minimum denominations of $2,000 and any whole multiple of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Company will not be required to transfer or exchange any outstanding Notes selected for redemption or purchase or to transfer or exchange any outstanding Notes for a period of 15 days prior to the selection of Notes to be redeemed or purchased or within 15 days of an Interest Payment Date.

10.    Persons Deemed Owners. The registered Holder of this Note will be treated as the owner of it for all purposes.

11.    Unclaimed Money. Subject to the applicable abandoned property laws, if money for the payment of principal or interest remains unclaimed for two years, the Trustee and the Paying Agent shall pay the money back to the Company at its written request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look to the Company for payment as general creditors and the Trustee and the Paying Agent shall have no further liability with respect to such monies.

12.    Discharge and Defeasance. Subject to certain conditions, the Company at any time may terminate some of or all its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

Ex. A-6

13.    Amendment, Waiver. Subject to certain exceptions set forth in the Indenture, the Indenture or the Notes may be amended with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for the Notes). Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture to (i) convey, transfer, assign, mortgage or pledge any property or assets to the Trustee as security for the Notes; (ii) evidence the succession of another Person to the Company or any Subsidiary Guarantor, or successive successions, and the assumption by the successor Person of the covenants, agreements and obligations of the Company or any Subsidiary Guarantor under the Indenture pursuant to the provisions described under Article Five of the Indenture; (iii) add to the covenants of the Company and the Subsidiary Guarantors such further covenants, restrictions, conditions or provisions for the protection of the Holders of Notes; (iv) cure any ambiguity or correct or supplement any provision contained in the Indenture that may be defective or inconsistent with any other provision contained in the Indenture, or make such other provisions in regard to matters or questions arising under the Indenture as the Board of Directors may deem necessary or desirable and that shall not materially and adversely affect the interests of the Holders of Notes; (v) evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Notes and add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than the one Trustee pursuant to the requirements of the Indenture; (vi) provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code; (vii) add additional Subsidiary Guarantees with respect to the Notes and release any Subsidiary Guarantor in accordance with the Indenture; (viii) provide for the issuance of Additional Notes; (ix) conform the text of the Indenture or the Notes to any provision of the Description of Notes in the offering memorandum related to the Initial Notes; or (x) comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA.

14.    Defaults and Remedies. If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company (and the Trustee if given by the Holders) may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain bankruptcy provisions occurs, the principal of and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

No Holder of any Notes shall have any right, by virtue or by availing of any provision of this Indenture or the Notes, to institute any action or proceeding at law or in equity or in bankruptcy or otherwise with respect to this Indenture or the Notes, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy hereunder, unless such Holder previously shall have given to the Trustee written notice of an Event of Default and of the continuance thereof and the Holders of not less than 25% in aggregate principal amount of the Notes shall have made written request upon the Trustee to institute such action or proceedings in its own name as Trustee hereunder and shall have offered to the Trustee security or indemnity reasonably satisfactory to it as it may require, against the costs, expenses and liabilities to be incurred therein or thereby and the Trustee for 60 days after its receipt of such notice, request and offer of security or indemnity shall have failed to institute any such action or proceeding and no direction inconsistent with such written request shall have been given to the Trustee during such 60-day period by Holders of a majority in principal amount of the Notes then outstanding; it being understood and intended, and being expressly covenanted by the Holder of every Notes with every other Holder of a Note and the Trustee, that no one or more Holders of Notes shall have any right in any manner whatever, by virtue or by availing of any provision of this Indenture, to affect, disturb or prejudice the rights of any other such Holder of Notes, or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this Indenture, except in the manner herein provided and for the equal, ratable and common benefit of all Holders of the Notes.

Ex. A-7

15.    Trustee Dealings with Company. Subject to certain limitations imposed by the TIA, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

16.    No Recourse Against Others. No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, the Indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

17.    Authentication. This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

18.    Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

19.    Governing Law. THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

20.    CUSIP and ISIN Numbers. The Company has caused CUSIP and ISIN numbers to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

Ex. A-8

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(INSERT ASSIGNEE’S LEGAL NAME)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Ex. A-9

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 (Sale of Assets) or Section 4.14 (Change of Control Triggering Event) of the Indenture, check the appropriate box below:

☐  Section 4.10    ☐  Section 4.14

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased ($1,000 or an integral multiple thereof):

$

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Ex. A-10

[To be inserted for Rule 144A Global Note]

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount at Ma turity of this Global Note	Amount of Increase in Principal Amount at Ma turity of this Global Note	Principal Amount at Ma turity of this Global Note Following such decrease (or increase)	Signature of Authorized Signatory of Trustee or Custodian

[To be inserted for Regulation S Global Note]

SCHEDULE OF EXCHANGES OF REGULATION S GLOBAL NOTE

The following exchanges of a part of this Regulation S Global Note for an interest in another Global Note or of other Restricted Global Notes for an interest in this Regulation S Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount at Ma turity of this Global Note	Amount of Increase in Principal Amount at Ma turity of this Global Note	Principal Amount at Ma turity of this Global Note Following such decrease (or increase)	Signature of Authorized Signatory of Trustee or Custodian

Ex. A-11